Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 27, 2011 relating to the financial statements and the financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in NetScout System Inc’s Annual Report on Form 10-K for the year ended March 31, 2011.

/s/ PricewaterhouseCoopers LLP

Boston, MA

December 7, 2011